Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
I-FLOW CORPORATION
at
$12.65 Net Per Share
by
BOXER ACQUISITION, INC.,
a wholly owned subsidiary
of
KIMBERLY-CLARK CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 17, 2009, UNLESS THE OFFER IS EXTENDED.

October 20, 2009

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated October 20, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the “Offer”) by Boxer Acquisition, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), to purchase all outstanding shares of common stock of I-Flow Corporation, a Delaware corporation (the “Company”), par value $0.001 per share, together with the associated purchase rights issued pursuant to the Rights Agreement, dated as of March 8, 2002, and as thereafter amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights” and, together with the shares of the Company’s common stock, the “Shares”) at a price of $12.65 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal.

Please note carefully the following:

1. The offer price is $12.65 per Share, net to you in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 17, 2009 (i.e., the end of the day on November 17, 2009), unless the Offer is extended by the Purchaser. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Shares for payment by December 19, 2009, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

4. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase, including, among other things, the condition that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer, together with any other Shares then beneficially owned by Kimberly-Clark or its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the Rights or the unexercised portion of the Top-Up Option (as defined in Section 11 the Offer to Purchase)).

5. Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer. However, federal income tax backup withholding may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
I-FLOW CORPORATION
at
$12.65 Net Per Share
by
BOXER ACQUISITION, INC.,
a wholly owned subsidiary
of
KIMBERLY-CLARK CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 20, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the “Offer”) by Boxer Acquisition, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), to purchase all outstanding shares of common stock of I-Flow Corporation, a Delaware corporation (the “Company”), par value $0.001 per share, together with the associated purchase rights issued pursuant to the Rights Agreement, dated as of March 8, 2002, and as thereafter amended, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights” and, together with the shares of the Company’s common stock, the “Shares”) at a price of $12.65 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares Tendered Hereby:*	Signature(s):
(Sign Here)
Account No.:
Dated:
Area Code and Telephone Number:	Print name(s):

Address:
Tax Identification or Social Security Number:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for the undersigned’s account are to be tendered.